July 2009

Preliminary Terms No. 147 Registration Statement No. 333-156423 Dated July 13, 2009 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Bear Market PLUS based Inversely on the Shares of the Financial Select Sector SPDR® Fund due January 27, 2010
Performance Leveraged Upside SecuritiesSM
Bear Market PLUS offer an enhanced short exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  Having short exposure to an underlying asset means that investors will earn a positive return if the underlying asset declines in value, but will lose up to 80% of their investment if the underlying asset increases in value.  These investments allow investors to capture enhanced returns when the underlying asset declines in value.  The enhancement typically applies only for a certain range of negative price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be more or less than the principal amount based inversely upon the closing price of the underlying asset at maturity. The Bear Market PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the Bear Market PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	January 27, 2010
Underlying shares:	Shares of the Financial Select Sector SPDR® Fund
Aggregate principal amount:	$
Payment at maturity:
▪  If the final share price is less than the initial share price:
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪  If the final share price is greater than or equal to the initial share price
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x share percent decrease
Upside reduction amount:	$10 x share percent increase
Share percent decrease:	(initial share price – final share price) / initial share price
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of one share of the underlying shares on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date times the adjustment factor
Valuation date:	January 22, 2010, subject to adjustment for certain market disruption events
Leverage factor:	300%
Maximum payment at maturity:	$11.60 to $12.00 per Bear Market PLUS (116% to 120% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS (see “Commissions and Issue Price” below)
Pricing date:	July , 2009
Original issue date:	July , 2009 (5 business days after the pricing date)
CUSIP:	617484266
ISIN:	US6174842665
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Bear Market PLUS	$10	$0.10	$9.90
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Bear Market PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per Bear Market PLUS.  Please see “Syndicate Information” on page 6 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE BEAR MARKET PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BEAR MARKET PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208009

Bear Market PLUS based Inversely on the Shares of the Financial Select Sector SPDR® Fund due January 27, 2010
Performance Leveraged Upside SecuritiesSM

Investment Overview
Performance Leveraged Upside SecuritiesSM
The Bear Market PLUS Based Inversely on the Shares of the Financial Select Sector SPDR® Fund due January 27, 2010 (the “Bear Market PLUS”) can be used:

▪	As an alternative to a direct short exposure to the underlying shares that enhances returns for a certain range of negative price performance of shares of the underlying shares.

▪	To enhance returns and potentially outperform a short strategy on the underlying shares in a moderately bearish scenario.

▪
To achieve similar levels of short exposure to the underlying shares as a direct short investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The Bear Market PLUS are exposed on a 1:1 basis to the positive performance of the underlying shares, subject to the minimum payment at maturity.

Maturity:	6 months
Leverage factor:	300%
Maximum payment at maturity:	$11.60 to $12.00 per Bear Market PLUS (116% to 120% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)

Financial Select Sector SPDR® Fund Overview

The Financial Select Sector SPDR® Fund is an exchange-traded fund managed by the Select Sector SPDR® Trust, a registered investment company.  The Select Sector SPDR® Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR® Fund.  The Financial Select Sector SPDR® Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  The Financial Select Sector Index is calculated and disseminated by NYSE Arca, Inc., and is designed to provide an effective representation of the financial sector of the S&P 500® Index.  The Financial Select Sector Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance, real estate investment trusts (REITs), thrift & mortgage finance, consumer finance and real estate management and development.

Information as of market close on July 9, 2009:

Bloomberg Ticker Symbol:	XLF
Current Share Price:	$11.25
52 Weeks Ago:	$19.36
52 Week High (on 9/8/08):	$22.68
52 Week Low (on 3/6/09):	$6.18

Financial Select Sector SPDR® Fund Daily Closing Prices January 1, 2004 to July 9, 2009

July 2009	Page 2

Bear Market PLUS based Inversely on the Shares of the Financial Select Sector SPDR® Fund due January 27, 2010
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale
This 6 month investment offers 300% enhanced exposure to the downside movement of the shares of the Financial Select Sector SPDR® Fund, subject to a maximum payment at maturity of $11.60 to $12.00 per Bear Market PLUS (116% to 120% of the stated principal amount).  Investors can use the Bear Market PLUS to triple returns up to the maximum payment at maturity, while maintaining similar risk as a direct short investment in shares of the Financial Select Sector SPDR® Fund.

Enhanced Performance	The Bear Market PLUS offer investors an opportunity to capture enhanced returns relative to a direct short investment in the underlying shares within a certain range of negative price performance.
Best Case Scenario
The underlying shares decrease in price and, at maturity, the Bear Market PLUS redeem for the maximum payment at maturity of $11.60 to $12.00 per Bear Market PLUS (116% to 120% of the stated principal amount).

Worst Case Scenario
The underlying shares increase in price and, at maturity, the Bear Market PLUS redeem for less than the stated principal amount by an amount proportionate to the increase, subject to the minimum payment at maturity of $2.00 per Bear Market PLUS.

Summary of Selected Key Risks (see page 9)

▪	The minimum payment at maturity only provides 20% protection of principal. You will lose money on your investment if the underlying shares increase in price over the term of the Bear Market PLUS.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪	The market price of the Bear Market PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the Financial Select Sector SPDR® Fund.

▪	The Financial Select Sector SPDR® Fund is concentrated in the financial services sector, which is currently experiencing a major financial crisis.

▪	Adjustments to the underlying shares or to the Financial Select Sector Index could adversely affect the value of the Bear Market PLUS.

▪	Investing in the Bear Market PLUS is not equivalent to investing in a short position in the underlying shares.

▪	The underlying shares and the Financial Select Sector Index are different.

▪	The antidilution adjustments do not cover every event that could affect the shares of the Financial Select Sector SPDR® Fund.

▪	The Bear Market PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Bear Market PLUS.

▪
The Bear Market PLUS will not be listed on any securities exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Bear Market PLUS if you try to sell your Bear Market PLUS prior to maturity.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.

July 2009	Page 3

Bear Market PLUS based Inversely on the Shares of the Financial Select Sector SPDR® Fund due January 27, 2010
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Bear Market PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment of only 20% of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of Bear Market PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based inversely upon the closing price of the underlying shares at maturity.  The Bear Market PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Bear Market PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
July , 2009	July , 2009 (5 business days after the pricing date)	January 27, 2010, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the Financial Select Sector SPDR® Fund
Aggregate principal amount:	$
Issue price:	$10 per Bear Market PLUS (See “Syndicate Information” on page 6)
Stated principal amount:	$10 per Bear Market PLUS
Denominations:	$10 per Bear Market PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bear Market PLUS
Payment at maturity:
▪  If the final share price is less than the initial share price:
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪  If the final share price is greater than or equal to the initial share price
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x share percent decrease
Leverage factor:	300%
Share percent decrease:	(initial share price – final share price) / initial share price
Upside reduction amount:	$10 x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of one share of the underlying shares on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date as published under the Bloomberg ticker symbol “XLF” or any successor symbol times the adjustment factor.
Valuation date:	January 22, 2010, subject to adjustment for certain market disruption events.
Maximum payment at maturity:	$11.60 to $12.00 per Bear Market PLUS (116% to 120% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Bear Market PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 9

July 2009	Page 4

Bear Market PLUS based Inversely on the Shares of the Financial Select Sector SPDR® Fund due January 27, 2010
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Bear Market PLUS will not be listed on any securities exchange
CUSIP:	617484266
ISIN:	US6174842665
Minimum ticketing size:	100 Bear Market PLUS
Tax considerations:
Although the issuer believes that, under current law, the Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS.

Assuming this treatment of the Bear Market PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

A U.S. Holder should not be required to recognize taxable income over the term of the Bear Market PLUS prior to maturity, other than pursuant to a sale or exchange.

Upon sale, exchange or settlement of the Bear Market PLUS at maturity, a U.S. Holder should recognize short-term capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Bear Market PLUS.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Bear Market PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Investors should note that the accompanying prospectus supplement for PLUS does not address the tax consequences to an investor holding the Bear Market PLUS as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction.  An investor who holds any securities the return on which is based on or linked to the performance of the Financial Select Sector SPDR Fund or any of its underlying assets should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the Bear Market PLUS (including the potential application of the “straddle” rules).

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Bear Market PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Bear Market PLUS by taking positions in the underlying shares and futures and options contracts on the underlying shares and in any other securities or instruments that we may wish to use in connection with such hedging. Such activities could potentially decrease the price of the underlying shares, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Bear Market PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor Considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for PLUS.

July 2009	Page 5

Bear Market PLUS based Inversely on the Shares of the Financial Select Sector SPDR® Fund due January 27, 2010
Performance Leveraged Upside SecuritiesSM

Supplemental Information Regarding Plan of Distribution:
The agent expects to distribute the Bear Market PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.
Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the Bear Market PLUS	Selling concession	Principal amount of the Bear Market PLUS for any single investor
$10.00	$0.10	<$1MM
$9.975	$0.075	≥$1MM and <$3MM
$9.9625	$0.0625	≥$3MM and <$5MM
$9.95	$0.05	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Bear Market PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Bear Market PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2009	Page 6

Bear Market PLUS based Inversely on the Shares of the Financial Select Sector SPDR® Fund due January 27, 2010
Performance Leveraged Upside SecuritiesSM

How Bear Market PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Bear Market PLUS based on the following terms:

Stated principal amount:	$10 per Bear Market PLUS
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$11.80 per Bear Market PLUS (118% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)

Bear Market PLUS Payoff Diagram

How it works

▪
If the final share price is less than the initial share price, then investors receive the $10 stated principal amount plus 300% of the percentage decline in the underlying shares over the term of the Bear Market PLUS, subject to the hypothetical maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity if the final share price decreases from the initial share price by 6.00%.

▪	If the underlying shares depreciate 5%, the investor would receive a 15% return, or $11.50.

▪	If the underlying shares depreciate 50%, the investor would receive only the hypothetical maximum payment at maturity of $11.80 (118% of the stated principal amount).

▪
If the final share price is greater than or equal to the initial share price, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% increase in the price of the underlying shares, subject to the minimum payment at maturity of $2.00 per Bear Market PLUS.

▪	If the underlying shares increase in price by 10%, the investor would lose 10% of their principal and receive only $9 per Bear Market PLUS at maturity, or 90% of the stated principal amount.

▪	If the underlying shares appreciate by 90%, the investor would receive the minimum payment at maturity of 20% of the stated principal amount, or $2.00.

July 2009	Page 7

Bear Market PLUS based Inversely on the Shares of the Financial Select Sector SPDR® Fund due January 27, 2010
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold, an amount in cash, based upon the closing price of the underlying shares on the valuation date, determined as follows:

If the final share price is less than the initial share price, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    +    enhanced downside payment,

subject to a maximum payment at maturity of $11.60 to $12.00, or 116% to 120% of the stated principal amount of $10 for each Bear Market PLUS,

where,

enhanced downside payment   =   ($10    ×    300%    ×    share percent decrease)

and

share percent decrease	=	initial share price − final share price
initial share price

If the final share price is greater than or equal to the initial share price, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold, a payment at maturity equal to:

$10    –    upside reduction amount

subject to a minimum payment at maturity of $2.00, or 20% of the stated principal amount of $10 for each Bear Market PLUS,

where,

upside reduction amount   =   ($10    ×    share percent increase)

and

share percent increase	=	final share price − initial share price
initial share price

Because the upside reduction amount will be greater than or equal to $0, the payment at maturity in this case will be less than or equal to $10, subject to the minimum payment at maturity.

Under no circumstances will the payment at maturity be less than $2.00 per Bear Market PLUS.

July 2009	Page 8

Bear Market PLUS based Inversely on the Shares of the Financial Select Sector SPDR® Fund due January 27, 2010
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bear Market PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-19 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bear Market PLUS.

▪
Bear Market PLUS do not pay interest and provide for a minimum payment at maturity of only 20% of principal.  The terms of the Bear Market PLUS differ from those of ordinary debt securities in that the Bear Market PLUS do not pay interest and provide for a minimum payment of only 20% of the stated principal amount at maturity.  If the final share price is greater than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the closing price of the underlying shares above the initial share price, subject to the minimum payment at maturity.

▪
Appreciation potential is limited.  The appreciation potential of Bear Market PLUS is limited by the maximum payment at maturity of $11.60 to $12.00 (116% to 120% of the stated principal amount).  Although the leverage factor provides 300% exposure to any decline in the price of the underlying shares as of the valuation date, because the payment at maturity will be limited to 116% to 120% of the stated principal amount for the Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final share price decreases by approximately 5.333% to approximately 6.667% from the initial share price.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Bear Market PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bear Market PLUS in the secondary market, including: the trading price and volatility of the shares of the Financial Select Sector SPDR® Fund, dividend rate on the shares composing the Financial Select Sector Index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.

▪
The Financial Select Sector SPDR® Fund is concentrated in the financial services sector, which is currently experiencing a major financial crisis.  All or substantially all of the equity securities held by the Financial Select Sector SPDR® Fund are issued by companies whose primary business is directly associated with the financial services sector, including the following industries: commercial banks, capital markets, diversified financial services, insurance, real estate investment trusts (REITs), thrift & mortgage finance, consumer finance and real estate management and development.  Because the value of the Bear Market PLUS is linked to the performance of the underlying shares, an investment in the Bear Market PLUS will be concentrated in the financial services sector.

The ongoing financial crisis has resulted in tremendous losses in the financial services sector and unprecedented government actions to “bail-out” certain financial services companies, and this crisis has caused, and will likely continue to cause, substantial volatility in the equity securities issued by the financial services sector.  The stock prices of financial institutions, especially those engaged in investment banking, brokerage and banking businesses, have recently experienced significant losses in response to the financial crisis, and historically have been unpredictable as a result of reported trading losses in proprietary trading businesses, actual or perceived problems related to risk management systems, the amount of total leverage, liquidity of assets or capital resources, the state of the mergers and acquisitions activities and capital markets businesses and general economic conditions, among other factors.  In addition, financial services companies are subject to specific and substantial risks, including, without limitation, significant competition and extensive current and potentially changing government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the businesses they can enter and the interest rates and fees they can charge.  The ability of companies in the financial services sector to generate profits is largely dependent on the availability and cost of capital funds, which may fluctuate significantly when interest rates or company credit ratings change.  Insurance companies, which are the issuers of some of the equity securities held by the Financial Select Sector SPDR® Fund, have been and may continue to be subject to severe price competition.   As a result, the value of the underlying shares may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the financial services sector or one of the sub-sectors of the financial services sector than a different investment linked to securities of a more broadly diversified group of issuers.  However, we can give you no assurance that the underlying shares will not increase over the term of the Bear Market PLUS so that you may lose up to 80% of your investment.

July 2009	Page 9

Bear Market PLUS based Inversely on the Shares of the Financial Select Sector SPDR® Fund due January 27, 2010
Performance Leveraged Upside SecuritiesSM

▪
Adjustments to the underlying shares or to the Financial Select Sector Index could adversely affect the value of the Bear Market PLUS.  SSgA Funds Management, Inc., which we refer to as SSgA, is the investment adviser to the Financial Select Sector SPDR® Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  The stocks included in the Financial Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, acting as index compilation agent in consultation with Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., which we refer to as S&P, from the universe of companies represented by the S&P 500® Index.  The Financial Select Sector Index is calculated and disseminated by NYSE Arca, Inc.  Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Financial Select Sector Index that could change the value of the Financial Select Sector Index.  Pursuant to its investment strategy or otherwise, SSgA may add, delete or substitute the stocks composing the Financial Select Sector SPDR® Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Bear Market PLUS.

▪
Not equivalent to investing in or taking a short position with respect to the underlying shares.  Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying shares, the Financial Select Sector Index or the stocks that constitute the Financial Select Sector Index. Investors in the Bear Market PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the Financial Select Sector SPDR® Fund or the stocks composing the Financial Select Sector Index.

▪
The underlying shares and the Financial Select Sector Index are different.  The performance of the underlying shares may not exactly replicate the performance of the Financial Select Sector Index because the Financial Select Sector SPDR® Fund will reflect transaction costs and fees that are not included in the calculation of the Financial Select Sector Index.  It is also possible that the Financial Select Sector SPDR® Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  SSgA may invest up to 5% of the Financial Select Sector SPDR® Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments.  The Financial Select Sector SPDR® Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Financial Select Sector Index and in managing cash flows.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Bear Market PLUS may be materially and adversely affected.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Bear Market PLUS. MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the Bear Market PLUS (and possibly to other instruments linked to the underlying shares or to the Financial Select Sector Index), including trading in the underlying shares and in other instruments linked to the underlying shares or the Financial Select Sector Index.  MS & Co. and some of our other subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares and the Financial Select Sector Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price of the underlying shares and, therefore, could decrease the price at which the underlying shares must close before an investor receives a payment at maturity that exceeds the issue price of the Bear Market PLUS.  Additionally, such hedging or trading activities during the term of the Bear Market PLUS, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The Bear Market PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Bear Market PLUS. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Bear Market PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Bear Market PLUS.

July 2009	Page 10

Bear Market PLUS based Inversely on the Shares of the Financial Select Sector SPDR® Fund due January 27, 2010
Performance Leveraged Upside SecuritiesSM

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The Bear Market PLUS will not be listed on any securities exchange and secondary trading may be limited. The Bear Market PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Bear Market PLUS.  MS & Co. may, but is not obligated to, make a market in the Bear Market PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Bear Market PLUS, it is likely that there would be no secondary market for the Bear Market PLUS.  Accordingly, you should be willing to hold your Bear Market PLUS to maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Bear Market PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Bear Market PLUS, as well as the cost of hedging our obligations under the Bear Market PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Bear Market PLUS.  As calculation agent, MS & Co. will determine the initial share price and the final share price, and calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of the Financial Select Sector Index, may adversely affect the payout to you at maturity.

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The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Bear Market PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Bear Market PLUS, the timing and character of income on the Bear Market PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, if the Bear Market PLUS were characterized as a short-term debt obligation, certain U.S. Holders might be required to accrue ordinary income over the term of the Bear Market PLUS before maturity, and all or a portion of the gain recognized by a U.S. Holder upon sale, exchange or settlement would be characterized as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

July 2009	Page 11

Bear Market PLUS based Inversely on the Shares of the Financial Select Sector SPDR® Fund due January 27, 2010
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Shares

The Financial Select Sector SPDR® Fund. The Financial Select Sector SPDR Fund is an exchange-traded fund managed by the Select Sector SPDR Trust (the “Trust”), a registered investment company.  The Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  It is possible that this fund may not fully replicate the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the Bear Market PLUS offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Bear Market PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the Bear Market PLUS at the time we price the Bear Market PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the Bear Market PLUS and therefore the trading prices of the Bear Market PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Bear Market PLUS under the securities laws.  As a prospective purchaser of the Bear Market PLUS, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of The McGraw-Hill Companies, Inc. (“MGH”).  The Bear Market PLUS are not sponsored, endorsed, sold, or promoted by MGH or the Trust.  MGH and the Trust make no representations or warranties to the owners of the Bear Market PLUS or any member of the public regarding the advisability of investing in the Bear Market PLUS.  MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the Bear Market PLUS.

The Financial Select Sector Index.  The Financial Select Sector Index is calculated and disseminated by NYSE Arca, Inc., and is designed to provide an effective representation of the financial sector of the S&P 500® Index.  The Financial Select Sector Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance, real estate investment trusts (REITs), thrift & mortgage finance, consumer finance and real estate management and development.  For additional information about the Financial Select Sector Index, see the information set forth under “Underlying Indices and Underlying Index Publishers Information––Financial Select Sector Index” in the accompanying prospectus supplement for PLUS.

July 2009	Page 12

Bear Market PLUS based Inversely on the Shares of the Financial Select Sector SPDR® Fund due January 27, 2010
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices of the shares of the Financial Select Sector SPDR® Fund for each quarter in the period from January 1, 2004 through July 9, 2009.  The closing price of the shares of the Financial Select Sector SPDR® Fund on July 9, 2009 was $11.25.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the shares of the Financial Select Sector SPDR® Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the Financial Select Sector SPDR® Fund on the valuation date.

Financial Select Sector SPDR® Fund (CUSIP 81369Y605)	High	Low	Period End
2004
First Quarter	30.46	28.09	29.40
Second Quarter	29.71	27.23	28.58
Third Quarter	29.43	27.31	28.46
Fourth Quarter	30.58	27.39	30.53
2005
First Quarter	30.59	28.10	28.39
Second Quarter	29.67	27.65	29.47
Third Quarter	30.37	29.03	29.52
Fourth Quarter	32.45	28.61	31.67
2006
First Quarter	33.18	31.32	32.55
Second Quarter	34.16	31.51	32.34
Third Quarter	34.76	31.62	34.62
Fourth Quarter	37.12	34.54	36.74
2007
First Quarter	37.96	34.80	35.63
Second Quarter	38.02	35.30	36.18
Third Quarter	36.81	32.06	34.32
Fourth Quarter	35.89	28.29	28.93
2008
First Quarter	29.68	23.45	24.87
Second Quarter	27.71	20.26	20.26
Third Quarter	22.68	17.17	19.89
Fourth Quarter	20.67	9.39	12.52
2009
First Quarter	12.66	6.18	8.81
Second Quarter	13.02	9.06	11.95
Third Quarter (through July 9, 2009)	11.88	11.11	11.25

July 2009	Page 13